UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: August 29, 2018

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	000-16701	38-2702802
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009

(Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT

As described in the Form 8-K dated April 30, 2018, Uniprop Manufactured Housing Communities Income Fund II (the “Fund”) entered into a Contract for the Sale of Real and Personal Property of West Valley, located in Las Vegas, Nevada; West Valley was the last remaining property owned by the Fund.

On August 28, 2018, the transaction was consummated at a gross sales price of $43,471,000, which included real property, homes in inventory, promissory notes and intangible assets.

Net sales proceeds were approximately $29 million after closing costs, legal fees, mortgage loan repayment and related defeasance charges, and standard pro-rations for rents, security deposits, and ad valorem taxes.

Management plans to distribute $8.00 per unit or approximately $26.4 million on or about September 15, 2018. The remaining funds will be retained in reserve for various contingencies including, but not limited to, the 60 day “true up” period for the sale of West Valley and the planned winding down of the affairs of the Fund, now that the sole remaining Property has been divested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II
(Registrant)

Dated: August 29, 2018

By:	Genesis Associates Limited Partnership,
General Partner

By:	Uniprop Inc.,
its Managing General Partner

By:	/s/ Susann E. Kehrig
Susann E. Kehrig, Principal Financial Officer